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Exhibit 3(iv) Certificate of Amendment of Certificate of Incorporation of Orbit
              Technologies, Inc.

         Orbit Technologies Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY THAT:

         FIRST: WHEREAS, the Board of Directors recommended at a Special Meeting of the Stockholders conducted on June 15, 2000, that the shareholders consider and act upon a proposal to approve a change of name for the Company to Technology Visions Group, Inc.; and

         Whereas, the Shareholders approved the Resolution as recommended by the Board of Directors, it is hereby

         RESOLVED, that the Certificate of Incorporation of Orbit Technologies Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

         "The name of the Corporation is Technology Visions Group, Inc."

         SECOND: WHEREAS, the Board of directors recommended at a Special Meeting of the Stockholders, conducted on June 15, 2000, that the shareholders consider and act upon a proposal to approve an increase in the authorized amount of Common Stock of the Company to 100 million shares and the authorized amount of Preferred Stock of the Company to 2 million shares for the Company; and

         Whereas, at the Special Meeting of the Shareholders of Orbit Technologies, Inc., the Shareholders approved the Resolution as recommended by the Board of Directors, it is hereby,

         RESOLVED, that the Certificate of Incorporation of Orbit Technologies Inc. be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

         "The total number of shares of Common Stock which the corporation shall have authority to issue is: One Hundred Million (100,000,000) shares of the par value $.001. The total number of shares of Preferred Stock which the corporation shall have the authority to issue is: Two Million (2,000,000) shares of the par value of $.001. Further, the board of directors of this corporation, by resolution only and without further action or approval, may cause the corporation to issue one or more classes or one or more series of preferred stock within any class thereof and which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions

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adopted by the board of directors, and to fix the number of shares constituting any classes or series and to increase or decrease the number of shares of any such class or series."

         THIRD: that the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation law of the State of Delaware.

         IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by James A. Giansiracusa, its Secretary, this 13th day of December 13, 2000.


                                                     /S/ JAMES A. GIANSIRACUSA
                                                     By: James A. Giansiracusa
                                                     Title: Corporate Secretary